As filed with the Securities and Exchange Commission on May 11, 2015

Registration No. 333-203681

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PACIFIC DATAVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware	4813	33-0745043
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3 Garret Mountain Plaza

Suite 401

Woodland Park, NJ 07424

(973) 771-0300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Pescatore

Chief Executive Officer and President

3 Garret Mountain Plaza

Suite 401

Woodland Park, NJ 07424

(973) 771-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeff Thacker, Esq. DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121 Tel: (858) 677-1400 Fax: (858) 677-1401	Howard B. Adler, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, DC 20036-5306 Tel: (202) 955-8500 Fax: (202) 530-9526

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-203681) (the “Form S-1”) of Pacific DataVision, Inc. is being filed solely for the purpose of updating the exhibit index. Accordingly, the Amendment consists solely of the facing page, this explanatory note, Part II of the Form S-1, the signatures and the exhibit index and is not intended to amend or delete any part of the Form S-1 except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement all of which will be paid by us. All of the amounts are estimated except for the Securities and Exchange Commission registration fee and the FINRA filing fee.

Item	Amount
Securities and Exchange Commission registration fee	$10,511
Legal fees and other expenses	$300,000
Accounting fees and expenses	$40,000
Printing expenses	$20,000
FINRA filing fees	$14,069
Nasdaq Listing Fees	$17,000
Miscellaneous	$4,420

Total	$406,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (“DGCL”) relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Article XI of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) specifies that a director of the Company shall not be personally liable to the Company or to any stockholders for monetary damages for breach of fiduciary duties as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Article XII of the Certificate of Incorporation and Article XIII of the Company’s Amended and Restated Bylaws (the “Bylaws”) state that the Company shall indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding authorized by the Company’s board of directors by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company.

Article XIII of the Certificate of Incorporation permits the Company to purchase and maintain director or officer liability insurance.

The registrant has entered into indemnification agreements with its directors and officers. Subject to certain limited exceptions, under these agreements, the registrant will be obligated, to the fullest extent not prohibited by the DGCL, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the registrant. The registrant also maintains liability insurance for its directors and officers in order to limit its exposure to liability for indemnification of such persons.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

Since April 1, 2012, the registrant made the following issuances of its unregistered securities as described below. All share amounts have been retroactively adjusted to give effect to the reverse stock split of 33.11451201-for-1 of the registrant’s common stock and the conversion of the registrant’s outstanding shares of Series AA preferred stock to common stock, each effected on June 10, 2014.

(1) On May 12, 2014, the registrant issued restricted stock units for 82,054 shares of its common stock to certain employees and consultants pursuant to the registrant’s 2010 Stock Plan.

(2) From May 14, 2014 through March 31, 2015, the registrant issued to certain directors, employees and consultants stock options to purchase 1,389,750 shares of the registrant’s common stock and a restricted stock unit for 1,750 shares of the registrant’s common stock, pursuant to the registrant’s 2014 Stock Plan at exercise prices ranging from $20.00 to $46.23 per share.

(3) On June 10, 2014, the registrant completed a private placement in which it sold 10,925,000 shares of common stock at a purchase price of $20.00 per share to certain investors. The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2), Rule 144A and Regulation S under the Securities Act.

(4) On June 10, 2014, in connection with the private placement, the registrant converted all outstanding warrants to purchase shares of Series AA Preferred Stock into 29,809 shares of the registrant’s common stock upon the closing of the private placement. issued upon the conversion of all outstanding warrants to purchase shares of the registrant’s Series AA Preferred Stock, and (iii) all outstanding restricted stock units for shares of the registrant’s Series AA Preferred Stock were converted to 44,197 restricted stock units for shares of the registrant’s common stock.

(5) From January 2013 through May 2014, the registrant issued redeemable promissory notes in the aggregate amount of $1,016,956, which included detachable warrants to purchase shares of common stock at a rate of 150 shares of common stock for every $1,000 in principal. Under the original terms, the warrants would detach if the registrant failed to repay the entire principal and outstanding interest by July 1, 2014. In connection with the private placement, on May 14, 2014, the redeemable promissory notes were amended to provide that (a) the redeemable promissory notes would automatically be converted into that number of shares of the registrant’s common stock equal to the sum of 140% of the outstanding principal on the redeemable promissory notes plus outstanding interest divided by $20.00 per share upon the closing of registrant’s acquisition of the Spectrum Assets from Sprint Corporation and (b) the warrants will not detach, and therefore, will not be exercisable.

(6) On September 15, 2014, in connection the Spectrum Closing, the registrant issued 500,000 shares of its common stock to Sprint at a deemed value of $20.00 per share as partial consideration for the purchase by the registrant of the Spectrum Assets from Sprint.

(7) On September 15, 2014, the registrant’s wholly-owned subsidiary, PDV Spectrum Holding Company, LLC, issued 500,000 Class B Units to Motorola for consideration of $10 million. The Class B units are immediately convertible at the option of Motorola into 500,000 shares of the registrant’s common stock.

(8) On September 15, 2014, the registrant issued 65,000 shares of its common stock, which was issued in connection with the cancellation of $1.3 million of outstanding debt.

(9) On September 15, 2014, the registrant issued 77,734 shares of its common stock, which was issued in connection with the automatic conversion of the outstanding redeemable notes, at the Spectrum Closing.

(10) On January 26, 2015, the registrant completed a private placement with a secondary closing on January 30, 2015. The registrant sold 57,470 shares of common stock at a purchase price of $25.00 per share to certain accredited investors in reliance on exemptions from registration under the Securities Act. The net proceeds from the January 2015 private placement were approximately $1,380,000.

Unless otherwise stated above, the issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

See Exhibit Index.

(b)	Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Woodland Park, State of New Jersey, on May 11, 2015.

PACIFIC DATAVISION, INC.

By:	/s/ John Pescatore
John Pescatore Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Brian McAuley	Chairman of the Board	May 11, 2015

* Morgan O’Brien	Vice Chairman of the Board	May 11, 2015

/s/ John Pescatore John Pescatore	Director, President and Chief Executive Officer (Principal Executive Officer)	May 11, 2015

/s/ Timothy Gray Timothy Gray	Chief Financial Officer (Principal Financial and Accounting Officer)	May 11, 2015

* T. Clark Akers	Director	May 11, 2015

* Andrew Daskalakis	Director	May 11, 2015

* Peter Schiff	Director	May 11, 2015

* John C. Sites	Director	May 11, 2015

*By:	/s/ John Pescatore
John Pescatore
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement*

3.1	Amended and Restated Certificate of Incorporation of Pacific DataVision, Inc. (the “Company”) (filed as Exhibit 3.1 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

3.2	Amended and Restated Bylaws of the Company (filed as Exhibit 3.2 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

4.1	Form of Common Stock Certificate of the Company (filed as Exhibit 4.1 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

4.2	Registration Rights Agreement, dated June 10, 2014, by and among the Company, certain of the Company’s executive officers named therein, and FBR Capital Markets & Co., on behalf of the investors participating in the June 2014 private placement (filed as Exhibit 4.2 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

4.3	Amended and Restated Investor Rights Agreement, dated October 2010, by and among the Company and investors named therein (filed as Exhibit 4.3 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

4.4	Amendment and Waiver of Rights under Amended and Restated Investor Rights Agreement, approved May 30, 2014, by and among the Company and the investors named therein (filed as Exhibit 4.4 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

4.5	Form of Common Stock Purchase Warrant, dated August 6, 2004, by and among the Company and the investors therein (filed as Exhibit 4.5 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

4.6	Note and Warrant Purchase Agreement, dated January 1, 2013, by and among the Company and the investors named therein (filed as Exhibit 4.6 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

4.7	Form of Redeemable Convertible Promissory Notes, dated January, 2013 (filed as Exhibit 4.7 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

4.8	Amendment to Redeemable Convertible Promissory Notes, approved May 30, 2014 (filed as Exhibit 4.8 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

4.9	Working Capital Advance Agreement, dated August 1, 2010, by and among the Company and Brian McAuley (filed as Exhibit 4.9 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

4.10	Amended and Restated Promissory Note, dated September 1, 2010, as amended March 31, 2011, by and among the Company and Brian McAuley (filed as Exhibit 4.10 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

Exhibit No.	Description of Exhibit

4.11	Form of Convertible Promissory Note issued to certain of the Company’s employees (filed as Exhibit 4.11 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

4.12	Registration Rights Agreement, dated September 15, 2014, by and between the Company and Machine License Holding, LLC (filed as Exhibit 4.12 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156)).

5.1	Opinion of DLA Piper LLP (US)*

10.1+	2004 Stock Plan, as amended (filed as Exhibit 10.1 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

10.2+	Form of Stock Option Agreement under 2004 Stock Plan (filed as Exhibit 10.2 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

10.3+	2010 Stock Plan, as amended (filed as Exhibit 10.3 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

10.4+	Form of Stock Option Agreement under 2010 Stock Plan (filed as Exhibit 10.4 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

10.5+	Form of Restricted Stock Bonus Agreement under 2010 Stock Plan (filed as Exhibit 10.5 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

10.6+	2014 Stock Plan (filed as Exhibit 10.6 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

10.7+	Form of Notice of Grant of Stock Option and Stock Option Agreement under 2014 Stock Plan (filed as Exhibit 10.7 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

10.8+	Form of Notice of Grant of Restricted Stock Units and Restricted Stock Units Agreement under 2014 Stock Plan (filed as Exhibit 10.8 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

10.9+	Form of Indemnification Agreement by and among the Company and its officers and directors (filed as Exhibit 10.9 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

10.10+	Employment Agreement, dated August 9, 2004, by and among the Company and John Pescatore (filed as Exhibit 10.10 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

10.11+	Amendment to Employment Agreement, dated June 1, 2012 by and among the Company and John Pescatore (filed as Exhibit 10.11 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

10.12+	Employment Agreement, dated July 1, 2004, by and among the Company and Frank Creede (filed as Exhibit 10.12 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

Exhibit No.	Description of Exhibit

10.13+	Amendment to Employment Agreement, dated June 1, 2012 by and among the Company and Frank Creede (filed as Exhibit 10.13 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

10.14†	Asset Purchase Agreement, dated May 13, 2014, by and among the Company and FCI 900, Inc., ACI 900, Inc., Machine License Holding, LLC, Nextel WIP License Corp., and Nextel License Holdings 1, Inc. (filed as Exhibit 10.14 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

10.15	Letter Amendment to the Asset Purchase Agreement, dated May 28, 2014, by and among the Company and FCI 900, Inc., ACI 900, Inc., Machine License Holding, LLC, Nextel WIP License Corp., and Nextel License Holdings 1, Inc. (filed as Exhibit 10.15 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

10.16†	Management Services Agreement, dated September 15, 2014, by and between Sprint Spectrum, L.P. and the Company (filed as Exhibit 10.18 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

10.17†	License Agreement, dated September 15, 2014, by and between Sprint/United Management Company and the Company (filed as Exhibit 10.19 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

10.18†	Spectrum Rights Agreement, dated September 8, 2014, by and between PDV Spectrum Holding Company, LLC and Motorola Solutions, Inc. (filed as Exhibit 10.20 to the Registration Statement on Form S-1, filed with the SEC on December 19, 2014 and incorporated herein by reference (File No. 333-201156))

10.19+	Pacific DataVision, Inc. Executive Severance Plan (filed as Exhibit 99.1 to the Current Report on Form 8-K, filed with the SEC on March 27, 2015 and incorporated herein by reference (File No. 001-36827-15731791))

10.20+	Form of Pacific DataVision, Inc. Executive Severance Plan Participation Agreement (filed as Exhibit 99.2 to the Current Report on Form 8-K, filed with the SEC on March 27, 2015 and incorporated herein by reference (File No. 001-36827-15731791))

21.1	Subsidiaries of the Registrant*

23.1	Consent of PKF O’Connor Davies, Independent Registered Public Accounting Firm relating to the Financial Statements of the Company*

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)*

24.1	Power of Attorney *

101.INS	XBRL Instance Document*

101.SCH	XBRL Taxonomy Extension Schema*

101.CAL	XBRL Taxonomy Extension Calculation Linkbase*

101.DEF	XBRL Taxonomy Extension Definition Linkbase*

101.LAB	XBRL Taxonomy Extension Label Linkbase*

101.PRE	XBRL Taxonomy Extension Presentation Linkbase*

+	Management Contract or Compensatory Plan.
†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended, which request has been granted by the SEC.
*	Previously filed.